UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 8, 2007

                          Riviera Holdings Corporation

             (Exact name of registrant as specified in its charter)





            Nevada                        000-21430             88-0296885
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
        incorporation)                                      Identification No.)



  2901 Las Vegas Boulevard, Las Vegas, Nevada                89109
   (Address of principal executive offices)               (Zip Code)


           Registrant's telephone number, including area code: (702) 794-9527

           ------------------------------------------------------------------
          (Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities
    Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange
    Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

         On June 8, 2007, Riviera Holdings Corporation ("Riviera") and its subsidiaries Riviera Operating Corporation, Riviera Gaming Management of Colorado, Inc. and Riviera Black Hawk, Inc. (collectively, the "Subsidiaries") entered into a $245 million Credit Agreement (together with security agreements and other credit-related agreements, the "New Credit Facility") with Wachovia Bank, National Association ("Wachovia"), as administrative agent and as the sole initial lender (before giving effect to loan participations); Wells Fargo Foothill, Inc. ("WFF"), as syndication agent; CIT Lending Services Corporation, as documentation agent; and Wachovia Capital Markets, LLC, as sole lead arranger and sole bookrunner. (Since the closing of the New Credit Facility, additional financial institutions have been added as lender participants.)

       In the ordinary course of their respective businesses, one or more of the counter-parties to the New Credit Facility, or their respective affiliates, had or may in the future have various relationships with Riviera or Riviera's subsidiaries involving the provision of one or more financial services including, among other things, cash management, commercial banking, investment banking or advisory services, for which they received or will receive customary fees or other payments. Also, WFF was the lender under Riviera's prior senior secured revolving credit facility, which Riviera terminated in contemplation of the New Credit Facility. In consideration for WFF's appointment as syndication agent and its participation in the New Credit Facility, WFF waived its termination fee under the prior revolving credit facility.

         The New Credit Facility consists of a $225 million seven-year term loan ("Term Loan"), approximately $219 million of which matures in the seventh year of the term, and a $20 million five-year revolving credit facility ("Revolving Credit Facility") under which Riviera can obtain extensions of credit in the form of cash loans or standby letters of credit ("Standby L/Cs"). Riviera is permitted to prepay the New Credit Facility without premium or penalties except for payment of any funding losses resulting from prepayment of any "LIBOR Rate" (as defined below) loans. The New Credit Facility is guaranteed by the Subsidiaries and is secured by a first priority lien on substantially all of Riviera's and the Subsidiaries' assets.

         On June 8, 2007, Riviera used substantially all of the proceeds of the Term Loan to discharge its obligations under the Indenture, dated June 26, 2002 (the "Indenture"), with The Bank of New York as trustee (the "Trustee"), governing Riviera's 11% Senior Secured Notes due June 15, 2010 in the original principal amount of $215 million (the "11% Notes"). On that date, Riviera deposited these funds with the Trustee and issued to the Trustee a notice of redemption of the 11% Notes.

         Pursuant to a floating rate to fixed rate swap agreement that Riviera entered into under the New Credit Facilities, substantially the entire Term Loan bears interest at an effective fixed rate of 7.48% per annum (2% above the LIBOR Rate in effect on the lock-in date of the swap agreement).

         The interest rate on loans under the Revolving Credit Facility will depend on whether they are in the form of revolving loans or swingline loans. For each revolving loan, the interest rate will depend on whether Riviera elects to treat the loan as an "Alternate Base Rate" (as defined below) loan ("ABR Loan") or a LIBOR Rate loan. During the periods in which revolving loans are comprised of ABR Loans, each ABR Loan will bear interest at a per annum rate equal to the sum of the Alterative Base Rate plus the "Applicable Percentage" (as defined below). During the periods in which revolving loans are comprised of LIBOR Rate loans, each LIBOR Rate loan will bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

         Swingline loans will bear interest at a per annum rate equal to the Alternative Base Rate plus the Applicable Percentage for revolving loans that are ABR Loans.

         For purposes of the interest rate calculations for the Revolving Credit Facility, (i) "Alternate Base Rate" means a rate per annum equal to the greater of (a) the prime rate announced by Wachovia from time to time at its Charlotte, North Carolina office or (b) 0.5% plus the Federal Funds Effective Rate (which is the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York); (ii) the "Applicable Percentage" for ABR Loans will be between 1.00% and 0.50% (depending on the "Consolidated Leverage Ratio" (which is the ratio of Riviera's consolidated funded debt to consolidated earnings before interest, taxes, depreciation, amortization, other non-cash charges up to $2 million, merger-related expenses up to $1 million, and a topping fee up to $8 million if required under Riviera's 2006 merger agreement (subject to other possible adjustments set forth in the Credit Agreement)) and for LIBOR Rate loans, the "Applicable Percentage" will be between 2.00% and 1.50% (depending on the Consolidated Leverage Ratio); and (iii) "LIBOR Rate" means the rate per annum appearing on Reuters Screen LIBOR01 Page as the London interbank offered rate for deposits in U.S. dollars.

         Riviera will also pay fees under the Revolving Credit Facility as follows: (i) a commitment fee in an amount equal to either .50% or 0.375% (depending on the Consolidated Leverage Ratio) per annum on the average daily unused amount of the Revolving Credit Facility; (ii) Standby L/C fees equal to between 2.00% and 1.50% (depending on the Consolidated Leverage Ratio) per annum on the average daily maximum amount available to be drawn under each Standby L/C issued and outstanding from the date of issuance to the date of expiration; and
(iii) a Standby L/C facing fee in the amount of 0.25% per annum on the average daily maximum amount available to be drawn under each Standby L/C. In addition to the Revolving Credit Facility fees, Riviera will pay an annual administrative fee.

         The New Credit Facility contains affirmative and negative covenants customary for financings of this nature including, but not limited to, restrictions on Riviera's incurrence of other indebtedness. The New Credit Facility also requires Riviera to maintain a Consolidated Leverage Ratio for the 12-month period ending on the last day of each fiscal quarter that does not exceed the following:

                                                               Maximum
          Period                                      Consolidated Leverage Ratio
June 8, 2007 through and including December 31, 2008          6.50 to 1.00
January 1, 2009 through and including December 31, 2009       6.25 to 1.00
January 1, 2010 through and including December 31, 2010       6.00 to 1.00
January 1, 2011 through and including December 31, 2011       5.50 to 1.00
January 1, 2012 and thereafter                                5.00 to 1.00

         Riviera, however, is only required to comply with this Consolidated Leverage Ratio covenant when the aggregate outstanding principal amount of Riviera's revolving loans, Standby L/Cs and swingline loans under the Revolving Credit Facility exceeds $2.5 million as of the end of the fiscal quarter.

         The New Credit Facility contains events of default customary for financings of this nature including, but not limited to, nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects; cross-default and cross-acceleration under Riviera's other indebtedness or certain other material obligations; certain events under federal law governing employee benefit plans; a "change of control" of Riviera; dissolution; insolvency; bankruptcy events; material judgments; uninsured losses; actual or asserted invalidity of the guarantees or the security documents; and loss of any gaming licenses. Some of these events of default provide for grace periods and materiality thresholds. For purposes of these default provisions, a "change in control" of Riviera includes: a person's acquisition of beneficial ownership of 35% or more of Riviera's stock coupled with a gaming license and/or approval to direct any of Riviera's gaming operations, a change in a majority of the members of Riviera's board of directors other than as a result of changes supported by Riviera's current board members or by successors who did not stand for election in opposition to Riviera's current board, or Riviera's failure to maintain 100% ownership of the Subsidiaries.

         The above descriptions of the New Credit Facilities do not purport to be complete. Copies of the material agreements comprising the New Credit Facilities will be filed as exhibits to Riviera's June 30, 2007 Form 10-Q.


Item 1.02 Termination of a Material Definitive Agreement.

         As discussed in Item 1.01 of this Form 8-K, in connection with the New Credit Facility, Riviera's obligations under the Indenture were discharged and all related security and pledge agreements were terminated. Pursuant to the early redemption provisions of the Indenture, Riviera paid 103.667% of the outstanding principal amount of the 11% Notes in discharge of its obligations thereunder. Prior to such discharge, the 11% Notes were secured by substantially the same collateral that now secures the New Credit Facility and were guaranteed by Riviera's subsidiaries.


Section 2 - Financial Information


Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.


         The information included in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 14, 2007

                                  RIVIERA HOLDINGS CORPORATION


                                  /s/ Mark Lefever
                                  Name: Mark Lefever
                                  Title: Treasurer and Chief Financial Officer